Exhibit 10.1

February 22, 2011

Mr. Daniel J. Dominguez

200 Donald Court

Danville, CA 94506

Dear Dan:

Over the past couple of years you have raised the idea of retirement a number of times to me, leading to a more formal discussion during your mid-year review last August about your retirement from Einstein Noah Restaurant Group (“ENRGI” or “the Company”). Since that time, several options have been discussed, but we have not yet formalized our agreement. In my mind, it is important for you and the Company that we develop a clear understanding of the timing and the terms of your exit from employment with us. Below, I have attempted to detail a specific plan with regards to your retirement from active employment and your assumption of a role as a consultant to our brands:

1.	We expect Brian Unger to begin employment with the Company as Executive Vice President of Operations on or about March 1, 2011, and you will work directly with Brian to share your insights about the Company, and the Operations Team in particular, to help facilitate a smooth transition from Brian’s start date until your retirement from the Company on June 30, 2011 (“Date of Separation”).

2.	As part of this transition plan, the Company will provide you the following (subject to your written agreement with the terms outlined in Exhibit A attached):

a.	At the same time the Company pays out any annual incentive bonus compensation earned for 2011, you will receive your incentive bonus target for 2011, which will be prorated to reflect payment for the portion of the year 2011 that you were employed by the Company.

b.	Any options you have received during your employment with the Company will continue to vest, and you will be allowed to exercise all vested options until the earlier of the date the options expire or for a period of thirty-six (36) months from the Date of Separation. In the event of a Change of Control in the ownership of the Company during this period, your options will immediately vest in accordance with the terms of your then current stock option agreements.

c.	If you elect to continue health insurance coverage through COBRA for yourself, your spouse and your son, you will be entitled to continue that coverage for a period of up to 18 months, beginning July 1, 2011. If you do make such election, the Company will pay the premium for your coverage in an amount not to exceed $1000.00 per month for up to the entire eighteen-month period.

3.	In addition, on your last date of employment, the Company will provide you with a check covering your final wages, less applicable withholdings, and the Company will provide a separate check reflecting a lump sum payment of all accrued and unused Paid Time Off (“PTO”) as of your date of retirement.

4.	Finally, on January 1, 2012, ENRGI will enter a consulting agreement with you for an initial period of one year with an option to mutually extend the consulting agreement for one additional year. The annual fee will be $150,000, paid in equal monthly installments. A copy of the proposed Consulting Agreement is attached as Exhibit A. Examples of the services anticipated are:

a.	Roll out of coffee program;

b.	New store coordination;

c.	Seasonal merchandising execution; and

d.	Support for new EVP Operations as reasonably required

5.	In recognition of the terms outlined above and as a normal part of the transition process, you will also be given a general release and non-compete agreement for signature on our about the official retirement date, as more fully described on the attached Exhibit B.

Dan, I thank you for your many years of service with the Company, and I trust you are excited about the proposed terms for your retirement and the continuation of your relationship with the Company as a consultant beginning in January, 2012. If so, I would ask that you signify your agreement with these terms by executing and dating the agreement in the space set forth below.

Best regards,

Jeffrey J. O’Neill

President and Chief Executive Officer

AGREED TO AND ACCEPTED this      day of         , 2011.

By:
Daniel J. Dominguez

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as the 1st of January, 2012 (the “Effective Date”), by and between Einstein and Noah Corp., a Delaware corporation (the “Company”), and Daniel J. Dominguez (the “Consultant”).

RECITALS

A. The Company is primarily engaged in the food service business, including the sale of bagels, bagel-related products, cream cheese and other spreads, sandwiches, soups, salads, baked goods, breakfast items, hot and cold beverages, teas, coffees and other food products and merchandise.

B. The Company desires to retain Consultant to provide consulting services as described in this Agreement in connection with the Company’s ongoing business under the terms and conditions set forth herein, and Consultant desires to be so retained.

NOW, THEREFORE, for good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Retention as Independent Consultant. The Company hereby retains Consultant as an independent advisor (but not as an employee) beginning on the Effective Date and subject to termination as provided in Section 10. In such capacity, Consultant shall perform the services and provide the deliverables identified on Exhibit A attached to this Agreement (collectively, the “Services”). Exhibit A is by this reference incorporated into this Agreement. In the event of a conflict between the terms of this Agreement and the terms of Exhibit A, the terms of this Agreement shall govern. As an independent contractor, Consultant shall accept any directions from the Chief Executive Officer of the Company pertaining to the Services but shall be solely responsible for the means and method of work in which it will perform Services under this Agreement. Consultant will complete all Services in the agreed upon timeframe identified on Exhibit A. To do so, Consultant shall determine his schedule and shall not be subject to the Company’s personnel policies and procedures, other than those specifically required by the Company of its consultants and contractors. Consultant will comply with Company’s harassment policies as they relate to Company employees. The Company will not set a minimum or maximum number of hours that the Consultant or any of its employees or agents may work in any given day.

a.	Consultant represents to the Company that he is able to work legally within the United States and can provide documentation as such upon arrival.

b.	Consultant acknowledges that he is not subject to any contractual arrangement or non-compete clauses from any former clients or other third parties and that any other consulting being performed by Consultant does not and will not conflict nor impede with its ability to perform duties outlined in this Agreement (including on Exhibit A).

2. Changes to Services. Either party may request modifications to the Services in writing from time to time. The request must contain sufficient detail to enable the other party to assess the impact of the requested change on this Agreement. To be effective and binding, a change to the Services must be in writing and signed by both parties (a “Change Order”). Until the parties agree to a Change Order, the latest agreed terms to the Services continue to apply.

3. Compliance with Legal Requirements. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at its expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, Federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions required to be fulfilled by independent consultants. Other than as stated in this Agreement, Consultant shall be solely responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant, its agents or employees or any sub-consultants.

4. Compensation.

a.	Consulting Fee. The Company shall pay Consultant a total consulting fee (the “Consulting Fee”) of $150,000.00 (USD) per year for the work performed pursuant to this Agreement. The fee will be divided into equal monthly installments, and Consultant will be expected to perform services pursuant to the terms of this Agreement on an average of ten (10) days per month during the term of the Agreement, unless the parties mutually agree otherwise in a writing signed by both parties.

b.	Invoicing. Consultant will submit an invoice to the Company for the Consulting Fee on a monthly basis and such other information and/or support documentation as the Company may reasonably request. The Company will pay correct invoices in U.S. dollars within 30 days after receipt of the invoice at the invoiced amount except for amounts that the Company disputes in good faith for which it has provided notice to Consultant.

c.	Expense Reimbursement. The Company shall reimburse Consultant for his reasonable and necessary out-of-pocket expenses incurred at the request of the Company, subject to Consultant providing reasonable supporting documentation related to the expense. Expenses shall be reported on a Company provided expense reimbursement form and paid on a monthly basis, as necessary. All expenses shall be approved by Paul Freeman, or approved representative. In addition, the Company will make available the services of Corporate Travel for travel arrangements and asks that the Consultant utilize its services when making travel arrangements. All travel arrangements must be pre-approved by the Company and comply with the Company’s then existing travel policy.

5. Place of Performance. The Consultant shall perform the Services in such locations as the Consultant and the Company shall agree.

6. Warranty. Consultant represents and warrants that (a) the Services will be provided in a professional and good and workmanlike manner consistent with the industry’s highest standards, (b) the personnel performing the Services have sufficient skill, knowledge and training to perform the Services, and (c) the Services provided will conform to the provisions of this Agreement.

7. Work Product.

(a)	Pre-existing Intellectual Property. Each party retains the right, title and interest in any of that party’s intellectual property existing prior to the Effective Date and developed after the Effective Date independent from this Agreement (collectively, the “Pre-Existing IP”).

(b)	Work Product. All of Consultant’s work product, including but not limited to data, methodologies, ideas, concepts, business reports, analysis, reports, survey and audit materials, documentation, information, training materials and any other works discovered, prepared or developed by or for Consultant in the course of or resulting from the provision of Services under this Agreement (but excluding Consultant’s Pre-Existing IP) (collectively, the “Work Product”) will be the sole and exclusive property of the Company.

(c)	Consultant acknowledges that all items of Work Product that are original works of authorship which Consultant makes (solely or jointly with others) in the course of or resulting from the provision of the Services for the Company and which are protectable by copyright are either “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101), or otherwise subject to the assignment to the Company. Consultant hereby assigns (and agrees to cause to be assigned) to the Company, without further consideration, the entire right, title and interest in and to the Work Product. Company is entitled, as author, to the copyright and all other rights therein throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof as the Company may determine. If the Work Product includes any Consultant’s Pre-Existing IP, Consultant hereby grants Company an unrestricted, royalty-free, perpetual, irrevocable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, disclose, sublicense and otherwise exploit such Consultant’s Pre-Existing IP.

(d)	If for any reason whatsoever, the Work Product are not considered a work made for hire under the copyright law, then, except as the Company may otherwise agree in writing, Consultant shall have all rights, title and interest to same and hereby grants and assigns to the Company, its successors and assigns, all of its rights, title and interest in and to the Work Product, including, but not limited to, the copyrights throughout the world (and any renewal, extension or reversion of copyright now or hereafter provided) and all other rights therein of any nature whatsoever, whether now known or hereafter devised, including, but not limited to, the right to make such changes therein and such uses thereof as the Company may determine. Consultant hereby irrevocably waives (and to the extent necessary, has caused its employees, contractors and others to waive) all rights under all laws (of the United States and all other countries) now existing or hereafter permitted, with respect to all purposes for which the Work Product may be used, including without limitation: (i) all rights under the copyright laws (ii) any rights of attribution and integrity or any other “moral rights of authors” existing under any laws. At no additional charge, Consultant further agrees to execute any documents and do all things required to record and/or confirm any assignment of copyright made hereunder or otherwise evidence, perfect, defend, protect, convey or enforce the rights of the Company in the Work Product, at the expense of the Company.

(e)	Information Requests. The Company shall furnish the Consultant with such information as the Consultant may reasonably request to perform the Services.

8. Confidentiality.

(a)	Confidential Information. For the purposes of this Agreement, the term “Confidential Information” means any information regarding the Company’s (or its affiliates’) business including (1) the Work Product, business concepts and plans, recipes, food preparation methods, equipment, operating techniques, marketing methods, financial information, demographic and trade area information, prospective site locations, market penetration techniques, plans, or schedules, customer profiles, preferences, or statistics, menu breakdowns, itemized costs, franchisee composition, territories, and development plans, and all related trade secrets or other confidential or proprietary information treated as such by the Company, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary, by any communication to such effect made prior to or at the time any such Proprietary Information is disclosed to the Consultant, or otherwise, and (2) information regarding the Company and its business acquired or developed by Consultant during the term of this Agreement.

(b)	Obligations. Both during the Term of this Agreement and subsequent to its termination, Consultant agrees to hold all Confidential Information in confidence and not to disclose, and not directly or indirectly to use, copy, digest or summarize, any Confidential Information, except to the extent necessary to provide the Services as directed or authorized by the Company and, after termination of this Agreement, as specifically authorized in writing by the Company. Consultant will not disclose the Confidential Information to any third party except to employees or representatives who have a need to know and have signed a written confidentiality agreement that protects the Confidential Information, which is at least as protective as this Agreement.

(c)	Reproductions. All records in whatsoever form and in whatsoever medium recorded, and any and all copies relating to the Services that Consultant prepares, uses, or comes into contact with, in the course of Consultant’s performing the Services under this Agreement, shall be and remain the sole property of the Company and shall not be removed from the Company’s premises except as necessary to provide the Services as directed and authorized by the Company.

(d)	Exceptions. Confidential Information does not include information which: (1) was in Consultant’s possession and was known to Consultant prior to its receipt from Company without an obligation of confidentiality; (2) was developed by Consultant prior to the date of this Agreement independent of Company’s Confidential Information; (3) is or becomes public knowledge without breach of this Agreement, or (4) is disclosed to Consultant by a third party without violation of any obligation of non-disclosure.

9. Non-Solicitation. During the Term of this Agreement and for a period of 12 months after the termination of this Agreement, Consultant shall not, without Company’s prior written consent, directly or indirectly:

(a)	cause or attempt to cause any employee, agent, vendor or consultant of Company or any Company affiliate to terminate his or her employment, agency, vendor or consultant relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any such employee, agent, vendor or consultant; or hire or attempt to hire any employee, agent, vendor or consultant of Company or any Company affiliate; or

(b)	interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Company or any affiliate was involved at any point during Consultant’s work for Company.

10. Termination.

(a)	Term. The term of this Agreement begins on the Effective Date and will continue for a period of one year from the date of execution, but may be extended for an additional one-year period by Company under the same terms and conditions as set forth in this Agreement upon the mutual agreement and consent of the parties evidenced in writing and executed by both parties.

(b)	Termination. At any time during the Term, the Company has the right to immediately terminate this Agreement if Consultant materially breaches any of the provisions of this Agreement and Consultant does not cure the breach within 30 days of receipt of notice of the breach.

(c)	Effect of Termination. During the applicable termination notice period (prior to the effective date of termination), Consultant’s obligations under this Agreement will remain in full force and effect and Consultant shall continue to perform and be compensated in accordance with the terms of this Agreement.

(d)	Transition Period. Upon notice of termination pursuant to Paragraph 10 (b) above, the Company also has the right to request that the Company and Consultant develop a transition plan for any Services in process at the time of the termination. The Company will pay Consultant a pro rata Consulting Fee for the Services rendered during the transition period.

(e)	Return of Materials. Upon the termination of this Agreement, Consultant must promptly return any and all records, information, papers, media, recordings, files or computer files or diskettes (and all copies, duplicates or facsimiles of any of the foregoing) of the Company and its affiliates (including parent and subsidiary entities) that relate in any way whatsoever to any Confidential Information or Work Product (whether completed or in work in progress).

11. Indemnity. Consultant shall indemnify and hold the Company harmless from any claims, demands, liabilities (including reasonable attorney’s fees incurred by the Company), actions, suits, or proceedings asserted or alleged by any third party for loss or damage arising out of or related to (a) any intentional or negligent act by Consultant; (b) any failure of Consultant to have paid or provided for any federal, state or local employment or withholding taxes or any workers’ compensation taxes as required under Section 3; (c) any claims or allegations by a third party that any Work Product infringes the third party’s intellectual property rights, and (d) any breach under this Agreement. The Company shall provide Consultant with timely notice of any such claim, demand, liability, action, suit or proceeding; provided, however, that a failure to provide or delay in providing such notice shall not affect the Company’s rights under this Agreement except to the extent of any actual prejudice experienced by Consultant as a direct result of such failure or delay.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement will be performed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intent of the parties hereto that the provisions hereof be enforceable to the full extent permitted by applicable law.

13. Complete Agreement. This Agreement and the Exhibits embody the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

14. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of any of Sections 7, 8 or 9 and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of Sections 7, 8 or 9.

15. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant.

16. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service or facsimile transmission, to the recipient at the address below indicated:

To the Company:

Einstein and Noah Corp.

555 Zang Street, Suite 300

Lakewood, CO 80228

Attn: Secretary

Fax: 303 275-7251

To the Consultant:

Dan Dominguez

200 Donald Court

Danville, CA 94506

Or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles, and any action brought to enforce this Agreement shall be brought in Jefferson County, Colorado.

18. Parties Bound. This Agreement shall be binding on the parties, their respective heirs, legatees, legal representatives, successors and permitted assigns including but not limited to any successor of the Company upon a merger, reorganization or recapitalization of the Company, except that Consultant’s duty to perform Services hereunder shall not be assignable.

19. Independent Contractors. This Agreement does not create a partnership, franchise, joint venture, agency or a fiduciary or employment relationship. Nothing herein will be construed to grant to Consultant any right or authority to create any obligation, expressed or implied, on behalf of the Company, or to bind the Company or its customers in any manner.

20. Assignment. Consultant understands, acknowledges and agrees that the rights and duties created by this Agreement are specific to Consultant and that a material factor for the Company in agreeing to enter into this Agreement is its reliance on the reputation, experience, expertise and resources of Consultant. Therefore, no rights or obligations of Consultant under this Agreement may be transferred. Any purported transfer in violation of this section shall constitute a breach of this Agreement and shall convey to the transferee no obligations under, rights to or interest in the foregoing. The Company may transfer or assign this Agreement without the prior consent of Consultant by providing Consultant with written notice.

21. Minimum Insurance Required. Without limiting indemnification obligations under Section 11, Consultant will maintain and pay the premiums for such insurance as necessary to cover his liability, if any, arising out of or caused by the carrying out of the Services, with a minimum of $1,000,000 per occurrence. At the request of the Company, Consultant will provide the Company with certificates of insurance showing that the insurance policies are in effect. All liability insurance policies must be written on an occurrence basis. Each policy will expressly provide that it will not be subject to cancellation or material change without at least 30 days prior written notice to the Company.

IN WITNESS HEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY:

EINSTEIN AND NOAH CORP.

By:

Name:
Title:

CONSULTANT:

By:

Name:	Daniel J. Dominguez

Exhibit A

During the term of this Agreement, Consultant will work with the Company on the following projects or initiatives:

Roll out of coffee program;

New store coordination;

Seasonal merchandising execution;

Support for new EVP Operations as reasonably required; and

Such other projects or initiatives as may be agreed to by the parties from time to time throughout the term of the Agreement.

Exhibit A-1

EXHIBIT B

GENERAL RELEASE, CONFIDENTIALITY AND NONCOMPETE PROVISIONS

Release. Employee, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever releases and discharges ENRGI, its parents, divisions, subsidiaries, affiliates, and each of their past and present officers, agents, directors, employees, shareholders, independent contractors, attorneys, insurers, and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission (all of whom are collectively referred to as “Releasees), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this Agreement, including but not limited to, any claim in connection with Employee’s employment relationship with ENRGI, or the termination thereof, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act; EXCEPT for the rights and obligations created by this Agreement and the letter agreement dated February 22, 2011, between Employee and Jeffrey J. O’Neill, the President and Chief Executive Officer or Einstein Noah Restaurant Group, Inc. AND EXCEPT for any vested rights under any pension, retirement, profit sharing, health and welfare or stock option, or similar plan.

Employee hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.

Employee further warrants that except as he has reported to the Company before his final day of employment, June 30, 2011, hereinafter “the Separation Date”, he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Employee agrees that he will not file a worker’s compensation claim asserting the existence of any such previously unreported illness, injury, or disability.

Employee specifically represents that he has had a full and fair opportunity to consult with counsel of his own choosing concerning the agreements, representations, and declarations set forth in this Agreement. Employee understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against ENRGI concerning, directly or indirectly, Employee’s employment relationship with ENRGI, including his separation from employment. Employee agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of ENRGI, to include all actual or potential legal claims that Employee may have against ENRGI, except as specifically provided otherwise in this Agreement. Notwithstanding any other provision of this Agreement, this release shall not waive or in any way limit or otherwise affect Employee’s rights, if any, to indemnification and/or defense in connection with any claim that may be asserted against Employee as a consequence of his employment with the Company, whether such rights arise under the Company’s articles of incorporation, bylaws, insurance contracts or otherwise.

ENRGI, for itself, its agents, divisions, subsidiaries, representatives, successors and assigns, and any other person or entity that could or might act on behalf of it, including, without limitation, its counsel (all of whom are collectively referred to as “ENRGI Releasers”), hereby fully and forever releases and discharges Employee, his heirs, personal representatives and assigns, and any and all other persons or entities that are now or may become liable to any ENRGI Releaser due to Employee Releasee’s act or omission (all of whom are collectively referred to as “Releasees), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that ENRGI Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this Agreement, provided, however, that this Release shall not include any third party action brought against any ENRGI Releasers arising out of, or as a result of, Employee Releasee’s acts or omissions.

Protection of Trade Secrets and Confidential Information.

(a) Definition of “Confidential Information.” As used in this agreement, “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Employee’s memory, or otherwise stored or recorded) relating to or arising from Company’s business, including, without limitation, trade secrets used, developed or acquired by Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Company’s business; Company’s business plans and strategies; the details of Company’s relationships with its distributors, contractors and vendors; nonpublic forms, contracts and other documents used in Company’s business; all confidential information concerning Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of proprietary computer software used in Company’s business; and all other information concerning Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that (i) is now in or later enters the public domain through no wrongful act on the part of Employee, (ii) was in possession of the Employee prior to receipt from the Company, (iii) is or was independently developed by the Employee without use of the Company’s confidential information, (iv) is furnished to others by the Company without restrictions similar to those herein on the right of the Employee to use or disclose such information, or (v) must be disclosed pursuant to requirements of law or valid legal process, provided that the Employee shall promptly notify the Company in advance of any such disclosure and reasonably cooperate in the Company’s attempts to maintain the confidentiality of its information at issue.

(b) Employee’s Use of Confidential Information. Employee shall not, without Company’s prior written consent, at any time, directly or indirectly, for a period of three (3) years following the Effective Date: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity without the Company’s prior written consent.

(c) Acknowledgments. Employee acknowledges that during Employee’s employment with Company, Employee had access to Confidential Information, all of which was made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information could damage Company’s business; that Confidential Information could be susceptible to immediate competitive application by a competitor of Company’s; that Company’s business is, in part, dependent on access to and the continuing secrecy of Confidential Information; that certain Confidential Information is novel, unique to Company and known only to Employee, Company and certain key employees and contractors of Company; that Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Agreement are reasonable and necessary for the protection of Company’s legitimate business interests.

(d) Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. Employee shall immediately deliver to Company or its designee (and shall not keep in Employee’s possession or deliver to any other person or entity) all Confidential Records and all other Company property, whether tangible or intangible, in Employee’s possession or control. Employee understands and agrees that compliance with this paragraph may require that data be removed from Employee’s personal computer or other electronic equipment. Consequently, upon written request from the Company, Employee agrees to certify in writing to the Company that all Company Confidential Records previously existing on Employee’s personal computer or other electronic equipment have been deleted and/or destroyed.

Unfair Competition.

(a) Covenants. During the twelve (12) month period following the Separation Date, (the “Restricted Period”), Employee shall not, within the United States (the “Protected Region”), directly or indirectly, serve or become associated with, whether as an officer, director, employee, consultant, owner, shareholder, adviser, joint venture partner, or otherwise, with Bruegger’s Enterprises or any affiliate thereof, Corner Bakery Cafe or any affiliate thereof; Au Bon Pain or any affiliate thereof; or Panera Bread Company or any affiliate thereof. This covenant shall not, however, prohibit Employee from owning less than two percent of the securities of any competitor of ENRGI, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

(b) Acknowledgments. Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of ENRGI’s business operations and the nature of Employee’s position with ENRGI. Employee also acknowledges that while employed by ENRGI, Employee had access to information that would be valuable or useful to ENRGI’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee’s standard of living may be reduced during the Restricted Period, and assumes and accepts any risk associated with that possibility.

(c) Acknowledgments of Law. Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

Any contract for the protection of trade secrets; or

Employee and management personnel and officers and employees who constitute professional staff to Employee and management personnel.

Employee acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified, above, and that Employee is an Employee or manager, or professional staff to an Employee or manager, within the meaning of § 8-2-113(2)(d).

Prohibition of Unfair Solicitation. During the 12 months following the Separation Date, Employee shall not without Company’s prior written consent, directly or indirectly cause or attempt to cause any employee, agent or contractor of Company or any Company affiliate to terminate his or his employment, agency or contractor relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any employee, agent or contractor. Notwithstanding the forgoing, however, this paragraph shall not prohibit any entity with whom Employee is employed or otherwise affiliated from soliciting or hiring any person so long as Employee is not consulted concerning or otherwise involved, directly or indirectly, in such solicitation and/or hiring, nor shall this paragraph impose any liability upon any entity in the event that any person applies for or inquires concerning employment in response to any advertisement or other job posting, so long as Employee is not consulted concerning or otherwise involved, directly or indirectly, in any aspect of the recruitment, evaluation or hiring of the person(s) in question.

Remedies for Breach of the Restrictive Covenants. Employee acknowledges that if Employee breaches any of his obligations under paragraph 3, 4, and/or 5 hereof (the “Restrictive Covenants”), the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Company. Employee therefore agrees that upon such breach or threatened breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling Employee to comply will any or all such obligations. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this Agreement.